Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We  hereby  consent  to the  incorporation  by  reference  in this  Registration
Statement on Form S-8 of our report dated May 16, 2005 relating to the consolidated financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2005 Annual Report to Shareholders of Standard Microsystems Corporation, which is incorporated by reference in Standard Microsystems Corporation's Annual Report on Form 10-K for the year ended February 28, 2005. We also consent to the incorporation by reference of our report dated May 16, 2005 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.



/s/  PricewaterhouseCoopers LLP

New York, NY
July 19, 2005